Exhibit 99.1

News Release
E-mail        investor.relations@transunion.com
Telephone    312-985-2860

FOR IMMEDIATE RELEASE

TransUnion Investor Day to Highlight Opportunities for Driving Long-Term Growth

Chicago, March 12, 2019 - TransUnion (NYSE: TRU) will host its 2019 Investor Day today in New York City. The event, which will begin at 8:30 a.m. Eastern Time (ET) and is expected to conclude at approximately 4:00 p.m. ET, will be webcast live and can be accessed on the TransUnion Investor Relations website at http://www.transunion.com/tru. Presentation materials and other related information will also be posted to the website, and a webcast replay will also be accessible following the event.

During this event, TransUnion’s executive management, segment presidents and other leaders will highlight initiatives that have contributed to the company’s strong performance since going public in 2015 as well as those that are expected to continue driving above-market growth in the future.

For TransUnion’s USIS segment, management will outline plans for delivering high-single-digit revenue growth with expanding margins in 2019 and beyond. This is expected to be driven primarily by continued strength across a number of verticals, notably:

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Financial Services, which is expected to grow high-single-digits in 2019 and beyond, driven by industry-leading innovation, including CreditVision® and CreditVision®LinkSM, continued share shifts and expanded product offerings.

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Insurance, which is expected to grow double-digits in 2019 and beyond, driven by DriverRiskSM and TransUnion National Driving Record Solution as well as continued expansion across other insurance end-markets.

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Healthcare, which is expected to grow mid-single-digits in 2019 and accelerate to high-single-digit growth thereafter, driven by cross-selling, winning new business, innovating around our core offerings and exploring complementary adjacencies.

In the International segment, management will outline plans for continuing to drive low-double-digit revenue growth with expanding margins in 2019 and beyond. This is expected to be driven primarily by the continued execution of TransUnion’s international playbook across a broad range of attractive markets, including our most recent expansion into the U.K. This highly successfully approach addresses client engagement, product innovation and adjacencies.

The company will also highlight future opportunities in its Consumer Interactive segment, which is expected to deliver mid-single-digit revenue growth with stable margins in 2019 and beyond as a result of continued growth with indirect partners and new product development aimed at empowering consumers.

The event will also highlight important innovative solutions-Prama®, TLOxp® and IDVision® with iovation®-as well as the significant benefits of the company’s technology transformation and continuous evolution of this next-generation platform.

As part of its Investor Day, TransUnion also confirms its first quarter and full year 2019 financial guidance, which was previously released on February 14, 2019.

For the full year of 2019, Adjusted Revenue is expected to be between $2.59 billion and $2.61 billion, an increase of 10.5 to 11.5 percent compared with 2018. Adjusted EBITDA is expected to be between $1.017 billion and $1.032 billion, an increase of 11 to 13 percent. Adjusted Diluted Earnings per Share is expected to be between $2.57 and $2.63, an increase of 3 to 5 percent. Adjusted Diluted Earnings per Share guidance includes an approximate $0.04 headwind from unfavorable foreign exchange rates and an approximate $0.18 per share headwind from the full year impact of higher interest expense related to the additional debt for acquisitions completed in June 2018 and higher LIBOR rates.

The full year Adjusted Revenue guidance includes approximately 5 points of growth from acquisitions that closed in the prior year. Adjusted Revenue and Adjusted EBITDA include approximately 100 basis points of drag from foreign exchange rates. Our prior year results included approximately $20 million of incremental monitoring revenue due to a breach at a competitor which negatively impacts our organic constant currency Adjusted Revenue growth by approximately 100 basis points.

For the first quarter of 2019, Adjusted Revenue is expected to be between $614 million and $619 million, an increase of 14 to 15 percent compared with the first quarter of 2018. Adjusted EBITDA is expected to be between $233 million and $236 million, an increase of 15 to 17 percent. Adjusted Diluted Earnings per Share is expected to be between $0.58 and $0.59, an increase of 2 to 4 percent. Adjusted Diluted Earnings per share is negatively impacted by approximately $0.02 from unfavorable foreign exchange rates and approximately $0.09 from higher interest expense related to additional debt for acquisitions completed in June 2018 and higher LIBOR rates.

The first quarter Adjusted Revenue guidance includes approximately 12 points of growth from acquisitions that closed in the prior year. Foreign exchange rates are driving an approximate 300 basis points of drag on Adjusted Revenue and Adjusted EBITDA. Our prior year results included approximately $5 million of incremental monitoring revenue due to a breach at a competitor, so this negatively impacts our organic constant currency Adjusted Revenue growth by approximately 100 basis points.

Additionally, updated three-year growth targets for key financial metrics are as follows:

•	Average organic constant currency revenue growth of approximately 7% annually.

•	Average Adjusted EBITDA margin expansion of approximately 50 basis points annually, allowing for significant reinvestment to drive industry-leading revenue growth.

•	Adjusted Diluted Earnings per Share growth of 10% or more annually.

The company’s capital allocation strategy and priorities for creating shareholder value, including internal investments, acquisitions, dividends, further debt reduction and share buybacks will also be discussed.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of TransUnion’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Factors that could cause TransUnion’s actual results to differ materially from those described in the forward-looking statements can be found in TransUnion’s Annual Report on Form 10-K for the year ended December 31, 2018, as modified in any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange

Commission and are available on TransUnion's website (www.transunion.com/tru) and on the Securities and Exchange Commission's website (www.sec.gov). TransUnion undertakes no obligation to update the forward-looking statements to reflect the impact of events or circumstances that may arise after the date of the forward-looking statements.

About TransUnion
TransUnion is a leading global risk and information solutions provider to businesses and consumers. The company provides consumer reports, risk scores, analytical services and decisioning capabilities to businesses. Businesses embed its solutions into their process workflows to acquire new customers, assess consumer ability to pay for services, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt, verify consumer identities and investigate potential fraud. Consumers use its solutions to view their credit profiles and access analytical tools that help them understand and manage their personal information and take precautions against identity theft.  www.transunion.com